Exhibit 16.1

September 6, 2007

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Office of Thrift Supervision

1700 G Street, NW

Washington, DC 20552

Gentlemen:

We have read the paragraphs entitled “Change in Accountants” of the Registration Statement of Profile Bank filed with the Securities and Exchange Commission, and are in agreement with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.